Exhibit 99.1

ENERGY RECOVERY REPORTS FINANCIAL RESULTS FOR THE FIRST QUARTER OF 2012

FIRST QUARTER HIGHLIGHTS:

•	Reflecting decreased volume in what is projected to be the final quarter of a protracted industry downturn, net revenue was $4.8 million due to the anticipated absence of mega-project shipments
•	Gross profit margin was 26%, up from 15% and 1% in the third and fourth quarters of 2011, respectively
•
Operating expenses decreased by $1.6 million, or 21%,  as compared to the first quarter of the prior year due to cost savings realized in 2012 as well as increased expenses in 2011 for the CEO transition and higher sales commissions

•	Net loss was $4.7 million, or ($0.09) per share, due predominantly to the lack of revenue for mega-project shipments, which are expected to commence in the second quarter and continue thereafter
•	As of May 1, 2012, share repurchases totaled approximately 1.2 million shares, or $2.6 million including broker commissions, demonstrating continued confidence in the Company’s strategic direction

SAN LEANDRO, Calif., May 2, 2012 -- Energy Recovery Inc (NASDAQ: ERII), a global leader in the design and development of energy recovery devices for desalination, announced today the financial results of its first quarter of 2012.  The Company achieved net revenue of $4.8 million, representing a decrease of 54% as compared to the same period of 2011 when the Company recognized significant revenue from mega-project shipments.  Specifically, in the first quarter of 2011, the Company enjoyed the benefit of revenue associated with four large mega-projects that carried over from the fourth quarter of 2010.  Conversely, in the first quarter of 2012, the Company relied solely on OEM and aftermarket volume in the absence of mega-project shipments, which are expected to commence in the second quarter of the current year and continue thereafter.

Even in the context of limited revenue, the Company experienced gross profit margin of 26% in the current period as compared to 15% and 1% in the third and fourth quarters of 2011, respectively.  The sequential increase in gross profit margin was caused primarily by lower costs realized through plant consolidation, vertical integration, a step-up in production activity, and the absence of non-recurring expenses such as those recorded in the second half of 2011.  While gross profit margin compared unfavorably with the first quarter of 2011, when the Company achieved 45% from increased revenue associated with mega-project shipments, the current level of gross profit margin should be viewed as an intermittent step in an evolving trend.  As mega-project activity consisting wholly of PX devices materializes in the second quarter and continues through the balance of the year—due mainly to scheduled shipments from existing backlog, and to a lesser extent, new sales opportunities—the favorable product mix and increased volume should facilitate a meaningful and sustainable increase in gross profit margin.

Operating expenses were $5.9 million in the first quarter of 2012, demonstrating a significant decrease of 21% as compared to the same period of the prior year.  The impact of restructuring activities, including the closure of our production facility in Michigan and the downsizing of our sales office in Spain, along with other cost-reduction initiatives completed in 2011, was realized in the current period.  Importantly, the Company believes that operating expenses are right-sized and scalable in the context of current and forecasted revenue levels.  With decreased operating expenses, reduced revenue from the absence of mega-project shipments, gross profit margins reflective of the lower revenue, and no tax benefit recognized in the current period, the Company reported a net loss of $4.7 million, or ($0.09) per share for the three months ended March 31, 2012 compared to a net loss of $1.8 million, or ($0.03) per share, for the same period of last year.

Tom Rooney, President and Chief Executive Officer, commented, “The quarterly results were in line with our expectations and reflect what we believe is the last quarter without mega-project revenue.  With a strong backlog position and a much-improved cost structure, we remain confident that our performance in 2012 will comport with expectations conveyed previously, namely 40% revenue growth in 2012 as compared to 2011.  Moreover, we continue to execute rigorously against our strategic plan, which envisions diversification into new markets such as oil & gas.  As an indication of our confidence in the Company and its long-term prospects, we have committed to a share repurchase program, already acquiring nearly 1.2 million shares, or $2.6 million including broker commissions, using excess cash on the balance sheet.  We may continue to repurchase shares to the extent that our stock price does not reflect our perception of value in the context of our long-range plan.  In short, we believe that we are on the right track, managing disciplined execution of a winning plan, and the financial results should naturally follow.”

Forward-Looking Statements

This press release includes “forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  These forward-looking statements include our belief that the first quarter is the last quarter of a protracted industry downturn, our expectation that mega-project revenue will commence in the second quarter of 2012 and continue thereafter, our forecast of increasing levels of gross profit margin in subsequent quarters of 2012, our belief that operating expenses are right-sized and scalable for current and future revenue levels, our expectation of 40% revenue growth in 2012 as compared to 2011, our plan to diversify into new markets such as oil & gas, our expectation to continue the repurchase of shares, and our belief in strategic direction and expectation of future financial results.  Because such forward-looking statements involve risks and uncertainties, the Company's actual results may differ materially from the predictions in these forward-looking statements.  Factors that could cause actual results to differ materially include, but are not limited to, delays in, or cancellation of, the construction of desalination plants; risks that our market diversification and other strategic efforts will not yield intended benefits; political unrest; the inability of our customers to obtain project financing; delays in governmental approvals; changes in end users’ budgets for desalination plants or the timing of their purchasing decisions; our ability to ship new products to meet scheduled delivery times; the state of the global economy; our ability to develop other energy recovery solutions for markets outside of desalination; and other risks detailed in the Company's filings with the Securities and Exchange Commission (“SEC”).  All forward-looking statements are made as of today, and the Company assumes no obligation to update such statements.  For more details relating to the risks and uncertainties that could cause actual results to differ materially from those anticipated in our forward-looking statements, please refer to the Company's SEC filings.

Conference Call to Discuss First Quarter Results

The conference call scheduled tomorrow at 8:00 a.m. PDT will be in a "listen-only" mode for all participants other than the sell-side investment professionals who regularly follow the Company.  The toll-free phone number for the call is 877-941-8609 or local 480-629-9692, and the access code is 4529609.  Callers should dial in approximately 15 minutes prior to the scheduled start time.  A telephonic replay will be available at 800-406-7325 or 303-590-3030 (access code: 4529609) until May 17, 2012.  Investors may also access the live call or the replay over the internet at www.streetevents.com or tinyurl.com/earningscall-May2012.  The replay will be available approximately three hours after the live call concludes.

About Energy Recovery Inc

Energy Recovery Inc (NASDAQ: ERII) designs and develops energy recovery devices and pumps that significantly reduce energy consumption for desalination and other industrial processes.  In total, Energy Recovery has more than 12,000 devices installed worldwide, which are estimated to save our clients in excess of one billion dollars in energy costs every year.  The company is headquartered in the San Francisco Bay Area with offices worldwide, including Madrid, Shanghai, and Dubai.  For more information about Energy Recovery Inc, please visit www.energyrecovery.com.

Contact:
Alexander J. Buehler
Chief Financial Officer
(510) 483-7370

Unaudited Consolidated Financial Results

ENERGY RECOVERY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended March 31,
	2012	2011
Net revenue	$4,756	$10,367
Cost of revenue	3,504	5,703
Gross profit	1,252	4,664
Operating expenses:
General and administrative	3,468	4,057
Sales and marketing	1,482	2,070
Research and development	694	1,029
Amortization of intangible assets	262	346
Restructuring charges	31	—
Total operating expenses	5,937	7,502
Loss from operations	(4,685)	(2,838)
Interest expense	(4)	(20)
Other non-operating income, net	72	194
Loss before income taxes	(4,617)	(2,664)
Provision for (benefit from) income taxes	66	(906)
Net loss	$(4,683)	$(1,758)
Loss per share:
Basic	$(0.09)	$(0.03)
Diluted	$(0.09)	$(0.03)
Number of shares used in per share calculations:
Basic	52,618	52,586
Diluted	52,618	52,586

ENERGY RECOVERY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share data and par value)
(unaudited)

	March 31, 2012	December 31, 2011
ASSETS
Current assets:
Cash and cash equivalents	$15,762	$18,507
Restricted cash	6,161	5,687
Short-term investments	12,548	11,706
Accounts receivable, net of allowance for doubtful accounts of $187 and $248 at March 31, 2012 and December 31, 2011, respectively	6,316	6,498
Unbilled receivables	929	1,059
Inventories	8,350	7,824
Deferred tax assets, net	460	460
Prepaid expenses and other current assets	4,359	4,929
Total current assets	54,885	56,670
Restricted cash, non-current	5,323	5,232
Long-term investments	6,806	11,198
Land and building held for sale	1,650	1,660
Property and equipment, net	16,123	16,170
Goodwill	12,790	12,790
Other intangible assets, net	6,729	6,991
Other assets, non-current	2	2
Total assets	$104,308	$110,713
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,438	$1,506
Accrued expenses and other current liabilities	4,185	6,474
Income taxes payable	29	21
Accrued warranty reserve	864	852
Deferred revenue	1,499	859
Current portion of long-term debt	53	85
Current portion of capital lease obligations	53	82
Total current liabilities	8,121	9,879
Long-term debt	—	—
Capital lease obligations, non-current	7	18
Deferred tax liabilities, non-current, net	1,575	1,516
Deferred revenue, non-current	222	261
Other non-current liabilities	2,083	2,085
Total liabilities	12,008	13,759
Stockholders’ equity:
Preferred stock, $0.001 par value; 10,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock, $0.001 par value; 200,000,000 shares authorized; 52,306,567 and 52,645,129 shares issued and outstanding at March 31, 2012 and December 31, 2011, respectively	53	53
Additional paid-in capital	115,407	114,619
Notes receivable from stockholders	(24)	(23)
Accumulated other comprehensive loss	(50)	(92)
Treasury stock, at cost — 345,062 and 0 shares repurchased at March 31, 2012 and December 31, 2011, respectively	(800)	—
Accumulated deficit	(22,286)	(17,603)
Total stockholders’ equity	92,300	96,954
Total liabilities and stockholders’ equity	$104,308	$110,713